Exhibit 10.5
Amended and Restated Employment Agreement
     This Amended and Restated Employment Agreement (this “Agreement”), is made this 31st day of July, 2008 by and between Century Surety Company (the “Company”) and Greg D. Ewald (“Employee”).
Recitals
     Whereas, the Company and Employee entered into an Employment Agreement on August 5, 2004 (the “Original Agreement”), pursuant to which Employee desired to be so employed under the terms and conditions therein set forth for a period through at least the second anniversary of the Original Agreement;
     Whereas, the Company, Meadowbrook Insurance Group, Inc. (“Meadowbrook”) and Employee entered into an agreement on February 20, 2008 (“Merger Letter”) whereby the parties agreed to amend certain terms and conditions of the Original Agreement;
     Whereas, the Company and Employee desire to amend and restate the Original Agreement to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide for certain payments upon the occurrence of certain termination events following a Change in Control (as defined below).
Statement of Agreement
     Now, therefore, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree that the Original Agreement is hereby amended and restated in its entirety as follows:
SECTION 1
EMPLOYMENT AND DUTIES
     1.1 Duties and Position. During the term of this Agreement, Employee shall provide services to the Company in accordance with this Agreement in the capacity with the Company identified on Exhibit A; provided, however, that at the request of the Company’s Chief Executive Officer or Christopher J. Timm (“Supervisory Officer”) at any time and from time to time, Employee shall serve in such other capacity or capacities with the company or any Affiliate (as that term is defined in Section 5.3).
     1.2 Standard of Performance. Employee shall faithfully perform the duties assigned to him pursuant to this Agreement. Employee agrees to abide by the Company’s rules, regulations, policies and practices as they are presently in force and as they may be revoked, adopted or modified at any time and from time to time during the term of this Agreement.
     1.3 Time Devoted to the Company. Employee shall be required to devote substantially full time and attention to his duties under this Agreement. Subject to the obligations of Employee pursuant to Section 4.5 hereof and the immediately preceding sentence, Employee may engage in any other activity, whether for pecuniary gain or not, which does not materially interfere with his obligations under this Agreement.

SECTION 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. The Company agrees to pay or cause to be paid to Employee for Employee’s services during the term of this Agreement an annual base salary at the gross rate prior to all taxes and other withholdings of not less than $301,862. The base salary will be subject to annual review and may be adjusted from time to time under the direction of the Chief Executive Officer considering factors such as Employee’s performance, compensation of similar management employees of similarly sized companies and other pertinent factors (the “Base Salary”). The Base Salary shall be payable to Employee in accordance with the then current payment policies of the Company for its employees.
     2.2 Performance Based Incentive Bonus. Employee shall be entitled to an annual performance based cash incentive bonus in an amount up to 40 percent of the Base Salary (the “Bonus”). The Bonus shall be earned and paid in accordance with the Company’s performance based incentive compensation plan (the “Incentive Plan”). A copy of the Performance Goals as so established under the Incentive Plan shall be provided to Employee. The Bonus shall be payable as provided in the Incentive Plan.
     2.3 Stock Options and Restricted Stock. ProCentury Corporation (“ProCentury”), Parent of the Company, granted to Employee effective as of the Effective Date non-qualified stock options (to be known as the “IPO Options”) and restricted shares (to be known as the “IPO Restricted Stock”) of the ProCentury’s no par value common stock as set forth in Exhibit B. Each such grant, including all IPO Options and IPO Restricted Stock, shall be governed by, and subject to the terms of, the ProCentury’s 2004 Stock Option and Award Plan (the “Stock Option Plan”). The IPO Options have an exercise price equal to the fair market value of the Shares as determined by the offering price in the Initial Public Offering. The shares subject to the IPO Options vest monthly over three years of service after the date of the Original Agreement, and the shares of Restricted Stock vest annually over five years of service after the date of the Original Agreement. To the extent not contrary to applicable law, all of the IPO Options shall become fully vested and remain exercisable pursuant to their respective terms for the remainder of their respective Exercise Periods, effective upon termination of Employee’s employment by reason of death, discharge by the Company pursuant to 3.4(a) other than for Cause, or “retirement” or “disability” within the meaning of the Stock Option Plan. All options granted after or in addition to the IPO Options, all shares of Restricted Stock awarded after or in addition to the IPO Restricted Stock, and any and all other awards to Employee pursuant to the Stock Option Plan shall be subject to such terms and conditions as shall be determined at the time of any such award under the direction of the ProCentury Board pursuant to the Stock Option Plan. Notwithstanding the foregoing, to the extent not contrary to applicable law, if Section 3.9 of the Agreement and Plan of Merger, dated as of February 20, 2008, by and among the Company, Meadowbrook and MBKPC, Inc. (the “Merger Agreement”), is amended or is not complied with by the parties, in either case, such that the Restricted Stock and ProCentury Options (as each are defined in the Merger Agreement) do not become fully vested in connection with the Merger (as defined in the Merger Letter), all restricted shares granted to Employee prior to the date of the

Merger pursuant to the Stock Option Plan shall become fully vested, effective upon the Merger. ProCentury shall exercise best efforts to register with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the issuance of shares of stock issued pursuant to the Stock Option Plan and to satisfy the current public information requirements of Rule 144(c) for purpose of allowing Employee to resell such shares.
     2.4 Benefits. In addition to the compensation to be paid under this Agreement, the Company shall provide to, or for the benefit of, Employee the following employee benefits:
(a)	Participation in retirement plans, if any, which are made available from time to time to the salaried employees of the Company or its Affiliates, to the extent that Employee is eligible to participate therein pursuant to the terms and conditions of such plans.

(b)	Participation in health, disability and other welfare benefit and insurance plans, if any, which are made available from time to time to the salaried employees of the Company or its Affiliates, to the extent that Employee is eligible to participate therein pursuant to the terms and conditions of such plans.

(c)	Sick leave in accordance with the policies of the Company in effect from time to time.

(d)	Reasonable vacation time consistent with past practice or as otherwise approved by the Chief Executive Officer for other officers designated by the Chief Executive Officer.

(e)	Such other benefits as may be approved by the ProCentury Board or appropriate oversight committee of that Board on a case-by-case basis for proper business purpose.
     2.5 Reimbursement of Business Expenses. Employee shall be entitled to receive reimbursement for, or payment of, the legitimate business expenses incurred by Employee on behalf of the Company in accordance with the Company policy in effect from time to time, including meals, lodging, transportation and other travel expenses.
SECTION 3
TERM OF AGREEMENT; TERMINATION
     3.1 Term. This Agreement shall become effective on the date first written above and shall continue in force until terminated in accordance with this Section 3. Employee’s employment with the Company pursuant to this Agreement shall terminate concurrently with the termination of this Agreement.
     3.2 Termination upon Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee.
     3.3 Termination by Mutual Agreement. This Agreement may terminate at any time upon the mutual agreement of the Company and Employee.

     3.4 Termination by the Company.
(a)	The Company may terminate Employee’s employment under this Agreement at any time, without Cause (as defined in Section 3.4(c)), upon thirty (30) days prior written notice of termination to Employee. The Company, in its sole discretion but without derogation to any rights of Employee under Section 2, may place Employee on administrative leave during the thirty (30) day notice period.

(b)	The Company may terminate Employee’s Employment under this Agreement with Cause immediately upon written notice of termination to Employee, unless a later termination date is specified in the notice.

(c)	For the purposes of this Agreement, “Cause” for termination shall exist if Employee is:
(1)	Convicted of, or pleads guilty or nolo contender to, in a court of competent jurisdiction, a felony amounting to embezzlement, fraud, theft or other act of dishonesty;

(2)	Convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person;

(3)	Barred or suspended for a period of more than 60 days by any court or regulatory agency of competent jurisdiction from performing employment duties for, engaging in any activities on behalf of, or otherwise being associated with, the Company;

(4)	Found liable by any court of competent jurisdiction for conduct undertaken with deliberate intent to cause harm or injury, or undertaken with reckless disregard to the harm or injury that would be caused, to the Company or any employee, supplier, customer or other person doing business with the Company other than conduct taken pursuant to advice of legal counsel to the Company; or

(5)	Found by the Chief Executive Officer or Supervisory Officer on behalf of the Company to have
(A)	Willfully caused the Company other than pursuant to the advice of Company legal counsel to violate a law which, in the opinion of Company legal counsel, is reasonable grounds for civil or criminal penalties against the Company;

(B)	Willfully engaged in conduct which constitutes a violation of the established written policies or procedures of the Company regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances;

(C)	Willfully engaged in conduct demonstrably and materially injurious to the goodwill and reputation of the Company;

(D)	Willfully engaged in any act of dishonesty against the Company; or

(E)	Intentionally criticized, ridiculed or disparaged the Company or ProCentury in any communications or with any customer or client, vendor or supplier, or in any public statement.
     3.5 Termination by Employee.
(a)	Except as set forth in Section 3.5(b), Employee may terminate his employment under this Agreement at any time, upon thirty (30) days prior written notice to the Company. The Company, in its sole discretion but without derogation to any rights of Employee under Section 2, may place Employee on administrative lease during the thirty (30) day notice period.

(b)	Employee may terminate his employment under this Agreement, upon fifteen (15) days prior written notice to the Company, if he resigns for Good Reason (as defined in Section 3.5(c) below), of the Company; provided that Employee shall not resign pursuant to this Section 3.5(b) if, prior to the expiration of the fifteen (15) day notice period, the Company causes the facts or events giving rise to the Good Reason for resignation to no longer exist and provides evidence of a form and nature satisfactory to Employee that such facts or events no longer and will not in the foreseeable future exist. The Company, in its sole discretion but without derogation to any rights of Employee under Section 2, may place Employee on administrative leave during the fifteen (15) day notice period. Notwithstanding anything to the contrary contained herein, Employee shall not be required to perform any act stated in his written notice of resignation as Good Reason for his resignation for the period beginning with the giving of such written notice and ending with the effective date of the termination of his employment.

(c)	Employee shall be considered to have resigned for Good Reason if:
(1)	Employee ceases to hold the positions and titles of Senior Vice President — Underwriting as contemplated by Section 1.1 of this Agreement;

(2)	Employee is assigned, without his consent, authority or responsibility materially inconsistent with the authority and responsibility contemplated by Section 1.1 of this Agreement, including without limitation any material diminution of his authority and responsibility or change in reporting requirements;

(3)	Employee’s Base Salary is reduced, or there is any material delay in the payment of Employee’s Base Salary, or there is any material reduction in the nature and amount of benefits (including benefits under the Incentive Plan or the Stock Option Plan or any successor plans thereto) theretofore provided to Employee pursuant to Section 2.

(4)	Any requirement is imposed for Employee to reside or travel outside of the Columbus, Ohio area, other than on travel reasonably required to carry out Employee’s obligations under this Agreement and consistent with past practice;

(5)	Employee becomes disabled to the extent that he cannot, with reasonable accommodation, effectively perform the requirements of his position for a period of three consecutive months (which determination shall be made by a physician of Employee’s choice who is reasonably acceptable to the Company); or

(6)	The Company commits a material breach of this Agreement (other than breaches which may be covered by some other subsection of this Section 3.5(c)), which breach is not cured within thirty (30) days after written notice thereof is given by Employee.
(d)	A Change in Control shall be deemed to have occurred if there is:
(1)	A purchase or other acquisition in any one or more transactions by any person, entity or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act or any comparable successor provisions), directly or indirectly, which results in the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such person, entity or group of persons equaling fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Securities”); excluding, however, any acquisition (A) by the Company or any person controlled by the Company or the Board of Directors of the Company, (B) by any employee benefit plan or related trust sponsored or maintained by the Company, (C) by Employee, or (D) by another group including Employee, but only if Employee and other executives of the Company control such group;

(2)	A change, within any rolling two-year period beginning with any date on or after the Effective Date, in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) at the beginning of such rolling period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board after the Effective Date, whose election, or nomination for election, by the Company’s security-holders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; and provided, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be so considered as a member of the Incumbent Board;
(3)	A merger, reorganization or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”); excluding however, any Corporate Transaction pursuant to which (A) persons who were security holders of the Company immediately prior to such Corporate Transaction own (solely because of their Voting Securities owned immediately prior to such Corporate Transaction) immediately thereafter more than 50 percent of the combined voting power entitled to vote in the election of directors of the then outstanding securities or the company surviving the Corporate Transaction and (B) individuals who constitute the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the company surviving such Corporate Transaction; or

(4)	Approval by the security-holders of the Company of a plan of complete liquidation or dissolution of the Company.
     3.6 Compensation Upon Termination. In addition to any employee benefits to which Employee is entitled pursuant to Section 2.4 and any reimbursement of business expenses pursuant to Section 2.5 (with respect to which Employee and the Company shall reasonably cooperate), Employee shall be entitled to the following upon termination of Employment under this Agreement, subject, however, to compliance by employee with the covenants of Section 4:
(a)	In the event that Employee resigns pursuant to Section 3.5(a) (other than for Good Reason), Employee shall be entitled to receive and the Company shall cause to be paid (1) any earned but unpaid Base Salary through the effective date of termination and (2) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Employee. All such amounts shall be paid by the Company in a single sum cash payment within thirty (30) days after the date of Employee’s discharge or resignation.

(b)	In the event that the Company discharges Employee pursuant to Section 3.4(b) for Cause, Employee shall be entitled to receive and the Company shall cause to be paid (1) any earned but unpaid Base Salary through the effective date of termination and (2) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Employee; and (3) the pro-rata portion of Employee’s IPO Restricted Stock award granted pursuant to Section 2.3 determined as the numbers of months from the date of grant through the date of termination divided by 60 (sixty) multiplied by the number of shares of Employee’s IPO Restricted Stock granted pursuant to Section 2.3. All such amounts shall be paid by the Company in a single sum cash payment within thirty (30) days after the date of Employee’s discharge or resignation.
(c)	In the event that Employee’s employment is terminated by death, Employee’s estate or personal representative shall be entitled to receive and the Company shall cause to be paid (1) any earned but unpaid Base Salary through the date of Employee’s death; (2) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Employee; (3) payment of Employee’s then current Base Salary for the ninety (90) day period following the date of his death; (4) an amount equal to the Target Incentive Award established for Employee under the Incentive Plan for the then current Performance Period had Employee’s employment not been terminated and had Employee satisfied all Performance Goals established with respect to such Performance Period, multiplied by a fraction the numerator of which is the number of days in the then current Performance Period under the Incentive Plan occurring prior to and including the date of Employee’s death, and the denominator of which is the number of days of the whole Performance Period; and (5) continued benefits (to the same extent and at the same level as were provided by the Company to Employee’s family members immediately prior to Employee’s death) under the health, disability and other welfare benefit and insurance plan(s) referenced in Section 2.4(b), for the ninety (90) day period following the date of termination, and, to the extent permitted pursuant to such health, disability and other welfare benefit and insurance plan(s). All such amounts and benefits (other than the benefits continued pursuant to Section 3.6(c)(5) above, which shall be payable or made available in accordance with the terms of the applicable plan) shall be paid or provided by the Company in a single sum cash payment within thirty (30) days after the date of Employee’s death; provided that the Company has obtained satisfactory evidence of Employee’s death.

(d)
(1)	Except as provided in Section 3.6(d)(2) below, in the event that the Company discharges Employee pursuant to Section 3.4(a) other than for Cause or Employee resigns pursuant to Section 3.5(b) for Good Reason, Employee shall be entitled to receive and the Company shall cause to be paid (A) any earned but unpaid Base Salary through the date of termination; (B) any award for which a bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Employee, plus an amount equal to the product of (i) the Bonus, if any, established for Employee under Section 2.2 of this Agreement for the fiscal year in which such termination occurred had Employee’s employment not been terminated and had Employee satisfied all Performance Goals established with respect to such Performance Period, multiplied by (ii) a fraction, the denominator of which shall be twelve (12) and the numerator of which shall be twelve (12); (C) payment of Employee’s then current Base Salary for the twelve (12) month period (the “Continuation Period”) following the date of termination and (D) continued benefits (to the same extent and at the same benefit level as were provided by the Company to Employee immediately prior to termination) under the retirement plans referenced in Section 2.4(a), the health, disability and other welfare benefit and insurance plans referenced in Section 2.4(b); provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during the Continuation Period, or if, as a result of termination or otherwise, Employee ceases to be eligible to participate in any such plans during such Continuation Period, the Company shall provide to Employee substitute benefits which are no less favorable to Employee than those received by Employee under such plan(s) for the remainder of the Continuation Period. Subject to Section 3.8, all such amounts and benefits (other than the amounts referenced in Section 3.6(d)(1)(C), which shall be paid in accordance with Section 3.6(f), and the Continuation Benefits referenced in Section 3.6(d)(2), which shall be payable or made available in accordance with the terms of the applicable benefit plan and Section 3.6(f)), otherwise available under this Agreement shall be paid or made available by the Company in a single sum cash payment within thirty (30) days after the date of Employee’s discharge or resignation.
(2)	Notwithstanding anything to the contrary in Section 3.6(d)(1) above, in the event that (A) a Change in Control occurs and (B) within the twelve (12) month period immediately following the date on which the Change in Control occurs, (i) the Company discharges Employee pursuant to Section 3.4(a) other than for Cause or (ii) Employee resigns pursuant to Section 3.5(b) for Good Reason, Employee shall be entitled to receive and the Company shall cause to be paid in a single sum cash payment and within thirty (30) days of Employee’s termination of employment an amount equal to (a) any earned but unpaid Base Salary through the date of termination; plus (b) any award for which a Bonus was earned under the Incentive Plan for any Performance Period which ended prior to the effective date of termination but was not theretofore paid to Employee; plus (c) the product of one (1) times Employee’s then current Base Salary at the date of termination, and (d) the product of one (1) times the Bonus, if any, established for Employee under Section 2.2 of this Agreement for the fiscal year in which such termination occurred had Employee’s employment not been terminated and had Employee satisfied all Performance Goals established with respect to such Performance Period. In addition, Employee shall be entitled to continued benefits (to the same extent and at the same benefit level as were provided by the Company to Employee immediately prior to termination (the “Continuation Benefits”)

under the retirement plans referenced in Section 2.4(a), the health, disability and other welfare benefit and insurance plans referenced in Section 2.4(b), for the twelve (12) month period following the date of termination, and, to the extent permitted pursuant to such health, disability and other welfare benefit and insurance plan(s), for such longer period as to which Employee or Employee’s beneficiaries pay the cost of coverage thereof; provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during such twelve (12) month period, or if, as a result of termination or otherwise, Employee ceases to be eligible to participate in any such plans during such twelve (12) month period, the Company shall provide to Employee substitute benefits which are no less favorable to Employee than those received by Employee under such plan(s). Subject to Section 3.8, all such amounts and benefits (other than the amounts referenced in Section 3.6(d)(1)(C), which shall be paid in accordance with Section 3.6(e), and the Continuation Benefits, which shall be payable or made available in accordance with the terms of the applicable benefit plan and Section 3.6(f)), otherwise available under this Agreement shall be paid by the Company in a single sum cash payment within thirty (30) days after the date of Employee’s discharge or resignation.
(3)	If, as a result of a Change in Control, Executive is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall reimburse Executive for the amount of such tax, and shall pay Executive such additional amount or amounts as may be necessary to place Executive in the same financial position after consideration of any and all potential related state, federal, and other taxes (including any interest or penalties imposed with respect to such taxes, provided that Executive properly reports the Excise Tax) that he would have been in if he had not incurred such Excise Tax liability. The Company shall reimburse Executive for the amount of any required withholding with respect to the Excise Tax and the taxes thereon at the time of such withholding, and the remainder of any amount due under this Section 3.6(d)(3) shall be paid by the Company to Executive no later than the fifteenth day of March of the calendar year following the calendar year in which the Excise Tax is imposed.
(e)	Except as otherwise provided in Section 3.6(c) or 3.6(d), Employee’s right, upon and after the termination of his employment under this Agreement pursuant to this Section 3 or otherwise, to receive any benefit under the plans, if any, in which Employee is entitled to participate pursuant to Section 2.4 shall be determined under the provisions of those plans.

(f)	Any amount or benefit that is payable or to be provided to Employee, or on his behalf, in accordance with Section 3.6(d) and which is not payable or to be provided in a single sum cash payment shall be paid or provided to Employee, Employee’s estate or personal representative, or Employee’s beneficiaries, as applicable, in a series of substantially equal payments, in accordance with the

Company’s current payment policies for the period established in this Section 3.6. Subject to Section 3.6(g), such payments or benefits shall commence being made within thirty (30) days of Employee’s discharge or resignation.
(g)	Notwithstanding any provision of this Agreement to the contrary, no payment shall be made or benefit provided under Section 3.6 unless the event triggering the payment or provision of benefits constitutes a “separation from service” as determined under Code Section 409A. However, in the event Employee is a “specified employee” (as determined under Code Section 409A) at the time of the triggering event, then any payment or benefit that is otherwise due Employee under this Agreement which is determined to provide for a deferral of compensation pursuant to Code Section 409A shall not commence being paid or made available to Employee until after six (6) months from the date of his separation from service.
     3.7 Notices. Any termination of Employee’s employment for which notice of termination is required to be given pursuant to this Section 3 shall be communicated in a writing which shall indicate the specific provision in this Section 3 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
     3.8 General Release. Notwithstanding anything in this Section 3 or otherwise to the contrary, at the election of the Company no amount shall be payable under this Section 3 in excess of (a) any earned but unpaid Base Salary through the date of Employee’s death; (b) any award under the Incentive Plan which was earned pursuant to the terms and conditions of such plan prior to the effective date of termination but was not theretofore paid to Employee, unless Employee (or his personal representative or trustee of his estate, in the case of his disability or death) executes a general release of known claims (in form and containing provisions reasonably required by the Company), provided, however, that any such general release shall be mutual with respect to known claims of the Company against Employee and known claims of Employee against the Company.
     3.9 No Mitigation. In the event of the termination of Employee’s employment hereunder for any reason, Employee shall have no obligation to mitigate damages.
SECTION 4
CONFIDENTIALITY AND NON-COMPETITION
     4.1 Confidential and Proprietary Information. Except as otherwise provided in Section 4.2, the term “Confidential and Proprietary Information” shall mean all trade secrets and confidential and proprietary information of the Company, whether in written or oral, tangible or intangible form, including, without limitation, the following:

(a)	The whole or any portion or phase of any data or information relating to the Company’s processes or techniques relating to its business, whether or not copyrighted, copyrightable, patented or patentable, (1) which is or has been disclosed to Employee or about which Employee became or shall become aware of as a consequence of, or through or during Employee’s employment with the Company and (2) which has value to the Company;

(b)	Any software, programs, calculations, instructions or other intellectual property and embodiments thereof of any media, including electro magnetic, and in any form, including source code and object code, whether or not copyrighted, copyrightable, patented or patentable;

(c)	Business plans, marketing concepts and marketing and sales information of the Company;

(d)	Financial, pricing and/or credit information regarding the Company or customers and/or suppliers of the Company;

(e)	The names, addresses, policy expiration dates and telephone numbers of customers, agents, brokers, or suppliers of the Company;

(f)	The internal corporate policies and procedures of the Company;

(g)	Any information of any nature whatsoever that gives the Company the opportunity to obtain any advantage over its competitors who do not have access to or use of such information;

(h)	Any Company insurance information, including underwriting manuals, insurance programs, program rates, program and product forms, product descriptions, underwriting rules, lists of agents or brokers, reinsurance forms and agreements, reinsurance data, claims data, claims manuals, and lists of outside claims attorneys and panels (regardless of what is generally known in the insurance industry);

(i)	Any other information designated by the Company as confidential or proprietary at the time of its disclosure to Employee.
The term “Confidential and Proprietary Information” also shall include all trade secret, confidential or proprietary information of any customer, agent, supplier, or prospective customer, agent or supplier of the Company and any other information considered as proprietary information in any applicable jurisdiction to the business or property of Company, whether in written or oral, tangible or intangible form, which have been disclosed to the Company pursuant to the Company’s agreement to maintain the confidentiality of such information.

     4.2 Excluded Information. Notwithstanding anything in Section 4.1 to the contrary, the term “Confidential and Proprietary Information” shall not include any data or information that (a) is voluntarily disclosed by the Company (except for such public disclosure that has been made by or through Employee or by a third person with the knowledge of Employee without authorization by the Company); (b) has been independently developed and disclosed by parties other than Employee or the Company to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company; or (c) otherwise enters the public domain through lawful means.
     4.3 Protective Agreements. Employee agrees and acknowledges that the Confidential and Proprietary Information is the property of the Company, and that such information is sensitive, confidential and important and is furnished by the Company to Employee under the terms and conditions of this Agreement only for use in Company business. Employee shall use all such Confidential and Proprietary Information only for its intended use and shall maintain the confidentiality of all Confidential and Proprietary Information that is confidential and the proprietary rights of the Company to all Confidential and Proprietary Information that is proprietary (whether such Confidential and Proprietary Information is obtained prior to or after the date of this Agreement) during the term of this Agreement and at all times thereafter provided, however, that Employee may disclose Confidential and Proprietary Information in the performance of his employment to the extent that he reasonably believes such disclosure is necessary in order to perform his duties.
     4.4 Return of Company Property. Employee agrees that upon termination of this Agreement, Employee shall immediately surrender to the Company, without request, or, at the Company’s request and in the Company’s sole discretion, destroy or cause to be destroyed all memoranda, notes, reports, documents, software and disks and all copies and other reproductions and extracts thereof, including those prepared by Employee, which are in Employee’s possession or under his control and which contain or are derived from Confidential and Proprietary Information.
     4.5 Covenant Not to Compete or Solicit. Employee shall not, directly or indirectly, do any of the following during the term of this Agreement and for a period of twelve (12) months:
(a)	Be employed by, serve as consultant or independent contractor to, directly or indirectly beneficially own any equity or similar interest in (except as the holder of not more than one percent (1%) of the voting securities of any publicly traded entity or as a shareholder of the Company or any successor thereto), or otherwise engage in, any property and casualty insurance company business or agency that directly or indirectly competes with any insurance company subsidiary of the Company in the continental United States, Canada or the Bahamas;

(b)	Solicit or cause to be solicited, directly or indirectly, any agents or brokers under contract with the Company for any purpose (other than, during the term of this Agreement, as an employee of the Company on behalf of the Company), without the prior written consent of the Company, which written consent specifically refers to this Agreement; or

(c)	Solicit or cause to be solicited, directly or indirectly, or in any way be responsible for, an offer of employment to any employee of the Company.
     4.6 Additional Covenants. During the term of this Agreement, Employee shall not take advantage of any Company opportunity without first offering the opportunity with full disclosure of material facts to the Company and receiving notice that the Company has declined such opportunity. For this purpose, “Company opportunity” means any opportunity to engage in a business activity: (a) of which Employee becomes aware (1) by virtue of Employee’s relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Company; and (2) under circumstances that should reasonably lead Employee to believe that the person offering the opportunity expects it to be offered to the Company; or (b) which Employee knows is closely related to a business in which the Company is engaged or expected to engage.
     4.7 Remedies for Breach. Employee agrees that, in the event of any breach or threatened breach of any provision of this Section 4 by Employee, the Company shall be entitled to a temporary restraining order and other temporary or permanent injunctive relief, provided that the Company has shown irreparable harm. In addition, Employee shall forfeit all rights to any unpaid amounts of any compensation owed by the Company pursuant to Section 3.6 as liquidated damages for any such breach or threatened breach, and Employee agrees that such damages are reasonable, and not a penalty, based upon the facts and circumstances of the parties and with due regard to expectations that Employee will fully comply with Section 4. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity or by statute.
     4.8 Reasonableness of Restrictions. Employee agrees and understands that there are significant business reasons for the restrictions contained in this Agreement and that such restrictions are reasonable and necessary to protect legitimate business interests of the Company. Without limiting the generality of the foregoing, Employee agrees and understands that because the Company may sell its products, technology and services nationally and internationally, the geographic scope of Employee’s agreement not to compete with the Company is both reasonable and necessary.

     4.9 Severability. If any provision of this Section 4 is held invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect. If any provision of this Section 4 is for any reason held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted by applicable law.
     4.10 Scope of Section 4. As used in this Section 4, the term the “Company” shall include all Affiliates of the Company.
SECTION 5
MISCELLANEOUS
     5.1 Indemnification. The Company shall indemnify Employee if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, partner, joint venturer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any derivative claim, issue or matter as to which Employee shall have been adjudged to be liable to the Company unless, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the ease, Employee is fairly and reasonably entitled to indemnity for such expenses. Expenses (including reasonable attorneys’ fees and expenses) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount, unless it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which Employee may be entitled under the common law, the Ohio corporate law or the charter documents of the Company or any agreement, vote of its shareholders or directors, or otherwise, both as to action in his official capacity or as to action in another capacity while holding such office.

     5.2 Key Man Life Insurance; COLI. Employee agrees to cooperate with the Company in connection with, and consent to the placement of, “key man” or other corporate owned insurance on Employee’s life by the Company.
     5.3 Affiliates. As used in this Agreement, an entity shall be deemed to be an Affiliate of another entity if it controls, is controlled by or is under common control with the other entity, where “control” means the power to vote not less than ten percent (10%) of the voting securities of an entity.
     5.4 No Conflict. Employee represents that the performance by Employee of all the terms of this Agreement, as an Employee of the Company, has not, does not and will not breach any agreement as to which Employee is or was a party and which requires Employee to keep any information in confidence or in trust. Employee has not entered into, and will not enter into, any written or oral agreement in conflict herewith.
     5.5 Notices. Any and all notices required to be given under this Agreement shall be given, and be deemed given, as follows: (a) by personal delivery which shall be deemed given when delivered; (b) by U. S. first-class mail, postage prepaid, which shall be deemed given the third (3rd) day after deposit; or (c) by telecopy (if telecopy number is listed) with confirmation of receipt which shall be deemed given when sent. Any such notice shall be addressed, if to the Company at its principal place of business (attn: Chief Executive Officer) and, if to Employee at his most current home address on record with the Company for payroll and other corporate purposes, unless a different address for notice purposes is designated by Employee in a written notice complying with and referring to this Section 5.5.
     5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflict of law principles.
     5.7 Amendment and Waiver. This Agreement shall not be amended or modified, and none of the provisions hereof shall be waived, except in a writing signed on behalf of the Company and by Employee or, in the case of a waiver, on behalf of the party making a waiver. In the event that any obligation, agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
     5.8 Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.
     5.9 Assignment. This Agreement is personal to Employee and Employee may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Employee and the Company and their respective heirs, administrators, executors, successors and assigns, including successive as well as immediate heirs, administrators, executors, successors and assigns.

     5.10 Entire Agreement. This Agreement terminates, cancels and supersedes all previous written and oral employment agreements or other agreements relating to the relationship of Employee with the Company entered into between the parties hereto. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement. Employee is represented by independent legal counsel or has had the opportunity to retain independent legal counsel to represent Employee’s interests. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE HEREUNDER, HE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT, AND HAS THIS DAY RECEIVED A COPY HEREOF.
     5.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without thereby rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     5.12 Dispute Resolution.
(a)	Notwithstanding any provision herein to the contrary, any determination of (1) whether Cause for termination or Good Reason for resignation exists and (2) whether something “materially” affects anything, or is “substantially” or “reasonably” or “effectively” done, or is “material” or “reasonable,” as such terms are used in this Agreement, shall be made in the first instance by the Board or one of its appropriate oversight committees.

(b)	Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, including the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 5.12(b) and any dispute of any determination by the Company pursuant to Section 5.12(a), shall be determined exclusively by binding arbitration in the City of Columbus, Ohio. The arbitration shall be governed by the rules and procedures of the American Arbitration Association (the “AAA”) under its

Commercial Arbitration Rules and its Supplementary Procedures for Large, Complex Disputes; provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law each of whom (i) is on the AAA’s Large. Complex Case Panel or a Center for Public Resources (“CPR”) Panel of Distinguished Neutrals, or has professional credentials comparable to those of the attorneys listed on such AAA and CPR Panels and (ii) has actively practiced law (in private or corporate practice or as a member of the judiciary) for at least 15 years in the State of Ohio concentrating in either general commercial litigation or general corporate and commercial matters. Any arbitration proceeding shall be before one arbitrator mutually agreed to by the parties to such proceeding (who shall have the credentials set forth above) unless the amount in question exceeds $100,000, in which event, the mediation shall be by a panel of three mediators or, if the parties are unable to agree to the arbitrator(s) within 15 business days of the initiation of the arbitration proceedings, then by the AAA. No provision of, nor the exercise of any rights under, this Section 5.12(b) shall limit the right of any party to request and obtain from a court of competent jurisdiction in the State of Ohio, County of Franklin (which shall have exclusive jurisdiction for purposes of this Section 5.12) before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Each of the parties hereby submits unconditionally to the exclusive jurisdiction of the state and federal courts located in the County of Franklin, State of Ohio for purposes of this provision, waives objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section 5.12 in the same manner as provided for the giving of notice under this Agreement. Judgment upon the award rendered may be entered in any court having jurisdiction. The parties hereby expressly consent to the nonexclusive jurisdiction of the state and federal courts situated in the County of Franklin, State of Ohio for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. The arbitrator(s) shall award recovery of all costs (including attorneys’ fees, administrative fees, arbitrators’ fees and court costs) to the prevailing party. No arbitrator shall have power, by award or otherwise, to vary any of the provisions of this Agreement.
     5.13 Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A, then such provision shall be void and shall not apply to a payment or benefit otherwise due Employee, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to a payment or benefit due Employee or Employee’s beneficiary(ies), such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A. The Company expressly reserves the right to amend this Agreement, in its sole discretion, to comply with Code Section 409A in the event it later determines that any provision herein causes this Agreement not to comply with Code Section 409A.

     5.14 Remedy for Breach. The Company agrees that, in the event of any breach or threatened breach of this Agreement by the Company, Employee shall be entitled to any appropriate remedy in law or in equity. No remedy conferred upon Employee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement now or hereafter existing at law, in equity or by statute. The Company shall pay all legal expenses (including reasonable attorney’s fees and expenses) and other damages incurred by Employee as the result of or in connection with any breach of this Agreement by the Company. The Company is aware that, following a Change in Control, the Board of ProCentury or a shareholder of ProCentury or the Company may cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Employee the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Employee not be required to incur the expenses associated with the enforcement of Employee’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee thereunder, nor be bound to negotiate any settlement of Employee’s rights thereundre under threat of incurring such expenses. Accordingly, (a) if following a Change in Control (i) Employee concludes that the Company has failed to comply with any of its obligations under this Agreement or (ii) the Company or any other person on behalf of the Company or any shareholder or affiliate of the Company takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish, or recover from Employee the benefits intended to be provided to Employee thereunder, and (b) if Employee has complied with all of Employee’s obligations under this Agreement, the Company irrevocably authorizes Employee form time to time to retain counsel of Employee’s choice at the expense of the Company as provided in this Section, to represent Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Employee’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and Employee agree that a confidential relationship shall exist between Employee and such counsel. The reasonable fees and expenses of counsel selected from time to time by Company as hereinabove provided shall be paid or reimbursed to Employee by the Company on a regular periodic basis upon presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices (provided that such statements need not contain descriptions of the services performed). The payment of such fees and expenses shall not be contingent upon the success of such counsel. Employee shall repay to the Company all such amounts paid by the Company under this Section, and the Company shall not be obligated to make further payments hereunder, in connection with a contest originated by Employee if the trier of fact in such contest determines that Employee’s claim was patently frivolous.

Signatures
     In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

THE COMPANY: CENTURY SURETY COMPANY			EMPLOYEE: GREG D. EWALD

By:	/s/ Edward F. Feighan		/s/ Greg D.Ewald

	Edward F. Feighan		Signature
	Its:	Chairman and Chief Executive Officer

EXHIBIT A
Employee’s Capacity with the Company
SENIOR VICE PRESIDENT — UNDERWRITING

EXHIBIT B
IPO STOCK OPTIONS AND SHARES OF RESTRICTED STOCK
IPO Stock Options: 20,000 (twenty thousand) shares of common stock to vested monthly over a period of three years pursuant to the terms of the Stock Option Plan.
Restricted Stock: 29,750 (twenty nine thousand seven hundred and fifty) shares of common stock to vest annually over five years of employment pursuant to the terms of the Stock Option Plan.

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